EXHIBIT 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), dated November 1, 2012, to the Employment Agreement (the “Agreement”) dated as of December 15, 2006, by and between Nathan’s Famous, Inc., a Delaware corporation, with its principal office located at One Jericho Plaza, Jericho, New York 11753 (together with its successors and assigns permitted under this Agreement, “Nathan’s”), and Howard M. Lorber who resides at 8061 Fischer Island, Miami, Florida 33109 (“Lorber”), is made by and among Nathan’s and Lorber.

WITNESSETH:

WHEREAS, Nathan’s and Lorber wish to amend the Employment Agreement, which is currently scheduled to terminate on December 31, 2012;

WHEREAS, the parties wish to amend the Agreement as provided herein in order to (i) increase the compensation of Lorber (ii) provide for the grant of 50,000 restricted shares to Lorber and (iii) extend the termination date of the Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2.             Amendment to Salary.  Section 5 of the Agreement is hereby amended to read in its entirety as follows:

Lorber shall receive from Nathan’s a salary, at the rate of $600,000 per annum.

3.             Termination.  Section 2(b) of the Agreement shall be amended by replacing “December 31, 2012” with “December 31, 2017.”

4.             The current language in Section 8 of the Agreement will become Section 8(b).  In addition, the following language will be added to the Agreement as Section 8(a):

(a) Simultaneously with the execution and delivery of this Agreement, Nathan’s shall issue to Lorber 50,000 shares of restricted stock under the Nathan’s Famous, Inc. 2010 Stock Incentive Plan, as amended (the “2010 Plan”).  Lorber’s rights to such restricted stock will vest ratably in five installments with the initial vesting commencing on the date hereof and will otherwise be subject to the terms of the 2010 Plan.  Any dividends on such shares of restricted stock shall be deferred and paid to Lorber upon the vesting of the shares on which the dividend was paid.

5.             Limited Nature of Amendments and Waivers.  The Amendment is limited as provided herein and does not extend to any other provisions of the Agreement not specified herein nor to any other matter.  Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

6.             Effectiveness.  Other than the new Section 8(a) of the Agreement (Section 4 of this Amendment) which will become effective upon the execution of this Amendment, this Amendment shall become effective as of January 1, 2013.

7.             Counterparts; Execution.  This Amendment may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

8.             Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

/s/ Howard Lorber
Howard M. Lorber